Exhibit 99.1

Warren Resources Announces the Appointment of Saema Somalya as Senior Vice President,  General Counsel and Corporate Secretary

NEW YORK, Feb. 18, 2014 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) is pleased to announce that Saema Somalya has joined the management team at Warren Resources as Senior Vice President, General Counsel and Corporate Secretary.

Ms. Somalya is an experienced corporate and securities attorney with a focus on public company management. She is joining Warren Resources from PepsiCo, Inc., where she was Senior Legal Director and Corporate Counsel with responsibility for a wide variety of corporate, securities and public disclosure matters. Prior to joining PepsiCo in 2009, Ms. Somalya was an associate in the corporate and securities practices of several top tier law firms, including Davis Polk & Wardwell LLP and Morgan, Lewis & Bockius LLP.

Mr. Epstein said: “We are very pleased to welcome Ms. Somalya to Warren Resources’ senior management team. Her experience in corporate development and securities law, which includes management of sophisticated merger transactions and capital raising activities, is particularly well-suited to Warren’s strategy to optimize our current asset base and seek out new areas of expansion.”

Ms. Somalya received her J.D. from Yale Law School in 2002 and her B.A. in Political Science, magna cum laude, from Yale University in 1999. She is a member of the State Bar of New York.

About Warren Resources

Warren Resources, Inc. is an independent energy exploration, development and production company that uses advanced technologies to explore, develop and produce domestic on-shore oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially and adversely from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases.

Warren undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT:	Media Contact:
Robert Ferer
212-697-9660